EXHIBIT 99.1

[GRAPHIC OMITTED]


                                                Willis Lease Finance Corporation
                                                     180 Harbor Drive, Suite 200
                                                             Sausalito, CA 94965
                                                            (415) 331-5281 Phone
                                                              (415) 331-6070 Fax
FOR RELEASE
Wednesday, July 30, 1997

Len Cereghino & Co.                            CLIENT:   WILLIS LEASE FINANCE
CORPORATE INVESTOR RELATIONS                   CONTACT:  Elliot M. Fischer
2605 Western Ave., Seattle, WA  98121                    Chief Financial Officer
(206) 448-1996                                           (415) 331-5281
NEWS RELEASE

================================================================================


                 DONALD NUNEMAKER JOINS WILLIS LEASE FINANCE AS
                  EXECUTIVE VP AND CHIEF ADMINISTRATIVE OFFICER

         San Francisco, CA - July 30, 1997 - Willis Lease Finance Corporation (NASDAQ: WLFC) today announced the continued expansion of its management team with the addition of Donald A. Nunemaker to fill the newly created position of Chief Administrative Officer and Executive Vice President.

         "With the rapid pace of growth we've generated over the past year, we have come to the point where we need to broaden our management team," stated Charles F. Willis, President and CEO. "Mr. Nunemaker's knowledge of management controls and operational functions combined with his experience in equipment finance and leasing will enhance our senior management team and help us effectively manage our growth in assets and transactions going forward."

         Mr. Nunemaker has been involved in the equipment leasing industry since 1973. Recently he was President and CEO of Lease Partners, Inc., a small ticket vendor leasing company based in Burlingame, California, prior to its acquisition by the Newcourt Credit Group. Mr. Nunemaker has served as Executive Vice President of

         Concord Asset Management, Inc., an aircraft and computer leasing subsidiary of Concord Leasing, Inc., owned by the HSBC Group. He held various positions during his thirteen years with Chase Manhattan Leasing Company, including Senior Vice President & Division Executive. Mr. Nunemaker has an MBA from Indiana University.

         Willis Lease Finance Corporation provides operating leases of spare commercial aircraft engines and spare parts to commercial airlines, aircraft manufacturers and overhaul/repair facilities worldwide. The company also engages in the purchase and resale of used and refurbished commercial aircraft engines and airframe and engine components.


                                       -0-


NOTE:  Transmitted on PR Newswire at 2:07 p.m. PDT July 30, 1997.

                                      -5-